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                                                                     EXHIBIT 5.1

                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                  212-450-4000




June 30, 1999




MSX International, Inc.
275 Rex Boulevard
Auburn Hills, Michigan 48326

Ladies and Gentlemen:

     We have acted as special counsel to MSX International, Inc. ("MSXI") in connection with MSXI's offer (the "Exchange Offer") to exchange its 11 3/8% Senior Subordinated Notes due 2008 (the "New Notes") for any and all of its outstanding unregistered 11 3/8% Senior Subordinated Notes due 2008 (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing and, assuming the due execution and delivery of the Exchange Notes, we are of the opinion that the Exchange Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of MSXI, and that the related Subsidiary Guarantees (as defined in the registration statement relating to the Exchange Offer (the "Registration Statement")) will be valid and binding obligations of the respective Subsidiary Guarantors (as defined in the Registration Statement) on the date hereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                  Very truly yours,




                                                  /s/ Davis Polk & Wardwell